Exhibit 8.37.2

AMENDMENT TO THE ESCROW AGREEMENT
This Amendment to the Escrow Agreement (this “Amendment”) is entered into as of 8/7/2020 by North Capital Private Securities Corporation (“NCPS”) as Escrow Agent, Otis Wealth, Inc. (“Platform”), and Series Gallery Drop 031, a Series of Otis Gallery LLC (“Issuer”). NCPS, Platform, and the Issuer are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS:
A. The Parties heretofore entered into that certain Escrow Agreement dated as of August 4, 2020. Capitalized terms used herein without definition have the meaning set forth in the Escrow Agreement.
B. Exhibit A of the Escrow Agreement set the Minimum Offering Amount to be $43,757.
C. The Parties desire to amend the Escrow Agreement and set the Minimum Offering Amount to eb $43,752.
NOW, THEREFORE, the Parties hereby agree as follows:
1.
Amendment. The Minimum Offering Amount shall be sat at $43, 752. This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by the Parties.

[Signature Pages Follow]

Issuer: Series Gallery Drop 031, a Series of Otis Gallery LLC

By: /s/ Keith Marshall
Name:  Keith Marshall
Title:  General Counsel

Platform: Otis Wealth, Inc.

By: /s/ Keith Marshall
Name:  Keith Marshall
Title:  General Counsel

North Capital Private Securities Corporation, as Escrow Agent

By: /s/ Linsey Harkness
Name:  Linsey Harkness
Title:  Managing Director